MAI SYSTEMS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 20, 1997

TO ALL STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of MAI Systems Corporation (the "Company" or "MAI"), a Delaware corporation, will be held at The Century Plaza Hotel & Towers, 2025 Avenue of the Stars, Los Angeles, California, on Tuesday, May 20, 1997 at 10:00 a.m., for the following purposes:

   1. To electfour directors to serve for the ensuing year and until their successors are elected.

   2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to authorize the issuance of up to 1,000,000 shares of $0.01 par value Preferred Stock.

   3. To approve an amendment to the 1993 Employee Stock Option Plan (the "Plan") in order to increase the number of shares of Common Stock reserved for issuance thereunder by 1,250,000 shares to an aggregate of 1,250,000 shares, to permit the grant of options at less than fair market value on the date of grant only when expressly granted in lieu of a reasonable amount of salary or cash bonus and to limit the repricing of out-of-the money stock options.

     4. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

   Only stockholders of record at the close of business on April 8, 1997 are entitled to notice of and to vote at the Annual Meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person, even though he or she has returned a Proxy.




Irvine, California
April __, 1997
                                Stanley P. Witkow
                                    Secretary




-----------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT


    In order to ensure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.


-----------------------------------------------------------------------------

                             MAI SYSTEMS CORPORATION

                                 PROXY STATEMENT


                   INFORMATION CONCERNING SOLICITATION AND VOTING


General


   The enclosed Proxy is solicited on behalf of MAI Systems Corporation ("MAI" or the "Company") for use at the 1997 Annual Meeting of Stockholders ("Annual Meeting") to be held Tuesday, May 20, 1997, at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Century Plaza Hotel & Towers, 2025 Avenue of the Stars, Los Angeles, California. The Company's principal executive offices are located at 9601 Jeronimo Road, Irvine, California 92618 and its main telephone number is (714) 598-6000. These proxy solicitation materials were mailed on or about April ___, 1997, to all stockholders entitled to vote at the Annual Meeting.


Record Date and Outstanding Shares


   Stockholders of record at the close of business on April 8, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 8,643,776 shares of the Company's $0.01 par value Common Stock ("Common Stock"), were outstanding. The closing price on the American Stock Exchange for the Common Stock on the Record Date, as reported in The Wall Street Journal, was $5.75 per share. The Company was aware of the following beneficial owners of more than 5% of its Common Stock as of the Record Date:

                                                Number of  Percentage
             Name and Address                     Shares   Of Class
             Richard S. Ressler                 1,414,791(1)   14.1%
             c/o Orchard Capital Corporation
             1999 Avenue of the Stars
             Suite 1910
             Los Angeles, California 90067

             CPI Securities LP group (2)        1,705,500      16.9

             CSA (3)                              517,319       5.1


     (1)Includes 675,000 shares of Common Stock which Mr. Ressler may purchase pursuant to warrants which are exercisable in full at this time. See "Certain Transactions with Management".

     (2)CPI Securities L.P., Canpartners Incorporated, The Value Realization Fund L.P., The Canyon Value Realization Fund (Cayman), Ltd., GRS Partners II, Mitchell R. Julis, Joshua S. Young, Douglas Claman and Michael McCarthy, as a group, beneficially own 1,705,000 shares of Common Stock, including 750,000 shares issuable upon exercise of warrants held by CPI Securities LP group. The address of all of the above-referenced entities other than The Canyon Value Realization Fund (Cayman) , Ltd. and GRS Partners II is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212; the addresses for The Canyon Value Realization Fund (Cayman), Ltd. and GRS Partners are c/o MeesPierson (Cayman) Limited, British American Center, Phase 3, Dr. Roy's Drive, Grand Cayman, B.W.I. and c/o Grosvenor Capital Management, L.P., 333 West Wacker Drive, Suite 1600, Chicago, Illinois 60606.

     (3) The shares are held by Computer Systems Advisors (Private) Limited and CSA Pte Ltd (collectively, "CSA"). CSA's address is 221 Henderson Road, 08-01 Henderson Building, Singapore 0315


Revocability of Proxies


   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company before the Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation


   On all matters other than the election of directors, each share has one vote.


   The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Georgeson & Company Inc. ("Georgeson") to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Georgeson a fee not to exceed $5,000 for its services and will reimburse Georgeson for certain out-of-pocket expenses estimated to be not more than $10,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.


Deadline for receipt of Stockholder Proposals


   Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than January 15, 1998, in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.


                                   PROPOSAL I

                              ELECTION OF DIRECTORS


General


   A board of four directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting (neither of which events is expected), the proxies will be voted for such nominee as shall be designated by the current Board of Directors to fill the vacancy.


Vote Required


   A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the Record Date must be present or represented by proxy for the transaction of business at the Annual Meeting. Each share may vote for up to four director-nominees. Votes may not be cumulated. If a quorum is present, the four nominees receiving the highest number of votes will be elected to the Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast. Votes withheld and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but have no other effect under Delaware law in the election of directors.


   The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been elected and qualified.


   Management recommends a vote "FOR" each of the nominees listed below.


Nominees


   The names of the nominees, their ages at the Record Date and certain other information about them are set forth below.

   Name of Nominee              Age        Principal Occupation       Director
                                                                      Since

   Richard S. Ressler             38  Chairman of the Board, MAI          1995
                                      Systems Corporation; President
                                      and Chief Executive Officer,
                                      Orchard Capital Corporation,
                                      an investment and management
                                      consulting firm

   George G. Bayz                 43  Director, President  and Chief      1995
                                      Executive Officer, MAI Systems
                                      Corporation

   Alan A. Gleicher               44  Senior Vice President, Sales,       1995
                                      Intuit Inc., a financial management
                                      products computer software
                                      company

   Morton O. Schapiro             43  Dean, College of Letters, Arts      1995
                                      and Sciences, University of
                                      Southern California

   There is no family relationship between any director and any executive officer of the Company.


   Richard S. Ressler was named President and Chief Executive Officer of the Company in October 1994 and was elected to the Company's Board of Directors in February 1995. He served as President until May 1995 and as Chief Executive Officer until February 1997. In May 1995 he became Chairman of the Board of Directors. Mr. Ressler is President and Chief Executive Officer of Orchard Capital Corporation ("Orchard"), an investment and consulting firm which he formed in January 1994 for the purpose of providing financial and operational consulting services. From July 1988 until January 1, 1994, Mr. Ressler held various executive positions at Brooke Group, Ltd. ("BGL") and BGL's predecessor company, Brooke Partners, LP, and their various respective subsidiaries and affiliates including Liggett Group, Inc., a tobacco products producer. From July 1990 to April 1993, he was a director, and from November 1990 to April 1993, he was Executive Vice President, of BGL. He has been a director of New Valley Corporation since August 1990. In March 1997, Mr. Ressler became President and Chief Executive Officer of JFAX Communications, Inc., a telecommunications firm. He is also a managing member of CIM Group LLC, a real estate investment, development and management company.


   George G. Bayz was elected President and Chief Executive Officer of the Company in February 1997 and had been its President and Chief Operating Officer since May 1995. He became a director in July 1995. He joined the Company in July 1994 as vice president, sales and marketing. From April 1993 until July 1994, Mr. Bayz was a senior vice president of the Corum Group, Ltd., an investment banking firm specializing in mergers and acquisitions of information technology companies. From January 1992 to March 1993, he was acting president of Blue Sheet, Inc., a start-up on-line information services provider.


     Alan A. Gleicher was appointed to the Company's Board of Directors in July 1995. Since December 1993, he has been Vice President, Sales, and since March 1997, he has been Senior Vice President, Sales, of Intuit Inc., a developer and marketer of financial management computer software products. From September 1990 until its December 1993 acquisition by Intuit, Mr. Gleicher was president of the personal products division of ChipSoft, Inc.


   Morton O. Schapiro was appointed to the Company's Board of Directors in July 1995. Since, July 1991, he has been a professor of Economics at the University of Southern California, and since July 1994 he has served as the Dean of the College of Letters, Arts and Sciences at the University of Southern California. Since October 1992, Mr. Schapiro has been a director of The Griffin Funds Incorporated, a management subsidiary of Home Savings of America.

Executive Officers
   The name, age and title of each executive officer of the Company (other than executive officers who are nominees for director set forth above), business experience for at least the past five years and certain other information concerning each such executive officer has been furnished by the executive officer and is set forth below. Executive officers are elected by the Board of Directors following the annual meeting of the Company's stockholders.

Name             (Age)    Title, Business Experience and Other Directorships

Lewis H. Stanton (42)

                  Executive Vice President, Chief Operating and Financial Officer. Mr. Stanton joined the Company in February 1997. From July 1996 until he joined the Company, Mr. Stanton was president of Stanton & Associates, a consulting company and from September 1996 to January 1997, he was chief executive officer (acting) of Worldsite Networks, Inc., an internet access provider. From September 1988 until July 1996, Mr. Stanton was chief financial officer of Data Analysis, Inc., the parent company of Investor's Business Daily.

Stanley P. Witkow (48)

                  Vice President, Corporate and Legal Affairs and Secretary. Mr. Witkow has been Vice President, Corporate and Legal Affairs, since September 1995. He joined the Company in July 1994 as Vice President and General Counsel and Secretary. From March 1993 until its February 1994 sale to SoftKey International, Inc., Mr. Witkow was General Counsel of WordStar International Incorporated, a microcomputer software publisher. From December 1991 to October 1992, Mr. Witkow was assistant to the president of Communication Intelligence Corporation, a developer of pen computer software including handwriting recognition products.

Board Meetings and Committees

     The Board of Directors held seven meetings during the year ended December 31, 1996 and conducted business by written consent. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a Nominating Committee.

     The Audit Committee currently consists of Messrs. Schapiro (chairman), Gleicher and Ressler. The Audit Committee held one meeting during 1996. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing and evaluating the Company's accounting policies and its system of internal accounting controls.

     The Compensation Committee currently consists of Messrs. Gleicher (chairman), Ressler and Schapiro. The Compensation Committee met twice during 1996. The Compensation Committee reviews and approves the Company's executive compensation policies.

     During 1996, each incumbent director attended all of the meetings of the Board of Directors and the committees of which they were members.

Director Compensation

The Company pays fees of $3,000 per calendar-year quarter to each of its non-employee directors, and $1,000 for each Board or Committee meeting which is attended in person or telephonically. Additionally, the Company reimburses directors for their reasonable travel expenses to attend meetings.

   The Company's Non-Employee Directors Stock Option Plan (the "Directors' Plan") provides for the grant of nonstatutory stock options to non-employee directors. Under the Directors' Plan, each non-employee director who is not the holder of 5% or more of the outstanding shares of Common Stock is granted a nonstatutory option to purchase 31,250 shares of Common Stock on the date of his or her appointment to the Board. Thereafter, each non-employee director is automatically granted a nonstatutory option to purchase 6,250 shares of Common Stock on the date of each annual meeting of stockholders at which each such non-employee director is re-elected, provided that on such date, he or she has served on the Board of Directors for at least six months. Options granted pursuant to the Directors' Option Plan vest as to 20% of the initial grant six months following the date of grant and as to 20% on each successive term to which the director is reelected to the Board. Subsequent grants vest, if at all, on the director's reelection to the Board four years hence. The Directors Plan provides that upon a change of control all options granted pursuant to the plan shall become immediately exercisable in full. The Directors' Plan provides that the exercise price of the options granted thereunder shall be equal to the fair market value of the Common Stock on the date of grant of the option. Options granted pursuant to the Directors' Plan have a term of ten years and options granted pursuant to the Directors' Plan may be exercised only while the optionee is a director of the Company or within one year after termination of service as a director. No options were exercised pursuant to the Directors Option Plan in 1996.

Compensation Committee Interlocks and Insider Participation


   The Compensation Committee currently consists of Messrs. Gleicher, Ressler and Schapiro. The Company has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported pursuant to applicable Securities and Exchange Commission rules. One current officer of the Company, Richard S. Ressler, and no former officers of the Company, serves on the Compensation Committee.


                        SECURITY OWNERSHIP OF MANAGEMENT


   The following table sets forth the beneficial ownership of Common Stock as of the Record Date, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.


                                             Number of    Approximate
         Name                                  Shares     Percentage
                                           Beneficially      Owned
                                               Owned

         Richard S. Ressler (1)..........  1,414,791             14.1%
         George G. Bayz (2)..............     77,583           *
         Alan A. Gleicher (3)............     18,750           *
         Morton Schapiro (3).............     18,750           *
         Lewis H. Stanton ...............          0           *
         W. Brian Kretzmer (4)                41,666           *
         Stanley P. Witkow (4)...........     43,666           *
         All current directors and
           executive officers              1,615,206             16.0%
           as a group (6 persons) (5)

   *  Less than 1%

   (1) Includes warrants to purchase 675,000 shares of Common Stock held by Mr.Ressler which are exercisable by Mr. Ressler at or within 60 days of the Record Date.
   (2) Includes 74,583 shares issuable upon exercise of options held by Mr. Bayz exercisable within 60 days of the Record Date.
   (3) Includes 18,750 shares issuable upon exercise of options held by Messrs. Gleicher and Schapiro within 60 days of the Record Date (assuming their reelection to the Board of Directors).
   (4) Includes 41,666 shares issuable upon exercise of options held by Messrs. Kretzmer and Witkow within 60 days the Record Date.
   (5) Includes 870,415 shares issuable upon exercise of options held by directors and executive officers and warrants held by Mr. Ressler exercisable at or within 60 days of the Record Date.



                             EXECUTIVE COMPENSATION


Summary Compensation Table


   The following table shows, as to the Chief Executive Officer and as to each of the other three executive officers during the last fiscal year, information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years.



                           SUMMARY COMPENSATION TABLE

                                                         Long Term
                               Annual Compensation     Compensation
                                                          Awards
                                                 Other
                                                 Annual  Securities    All Other
                                           Compensation  Underlying Compensation
 Name and Principal   Year  Salary   Bonus $)(1)   ($)   Options (#)   ($)(2)
 Position                     ($)

Richard S. Ressler(3) 1996 $258,000 $1,187,500(4)  $0           $0       $0
  Chairman of the     1995  240,000       0         0            0        0
  Board               1994   94,601      N/A        0      625,000(5)     0

George G. Bayz        1996  216,346       0         0       78,750        0
  President and       1995  172,000     44,200      0       93,750      180
  Chief Operating     1994   76,923       0         0            0        0
  Officer

Lewis H. Stanton      1996    N/A        N/A       N/A       N/A         N/A
  Executive Vice      1995    N/A        N/A       N/A       N/A         N/A
  President and       1994    N/A        N/A       N/A       N/A         N/A
  Chief Operating
  and Financial
  Officer

W. Brian Kretzmer     1996  185,077         0         0     15,000        0
  (Former) Vice       1995  172,000    23,580         0     62,500        0
  President, Chief    1994  172,000         0         0          0        0
  Financial Officer;
  (current) Vice
  President,
  Business
  Development

Stanley P. Witkow     1996  172,000         0         0     15,000        0
  Vice President,     1995  172,000    24,000         0     62,500      180
  Corp-orate and      1994   76,923         0         0          0        0
  Legal Affairs

   ----------

(1) Amounts stated include bonus amounts earned in fiscal 1995 by executive officers and paid in fiscal 1996.
(2) Amounts stated reflect contributions made by the Company to such executive officer's account under the Company's 401(k) Plan.
(3) Mr. Ressler is an employee of Orchard Capital Corporation, which provides his services through a consulting agreement between it and the Company.
(4) A bonus in the amount of $1,187,500 which was earned January 2, 1996, when the conditions precedent to the award of such bonus were satisfied.
(5) Warrant issued to Orchard Capital Corporation (and immediately transferred to Mr. Ressler) in connection with the agreement pursuant to which it supplies the services of Mr. Ressler. See "Certain Transactions with Management".



Options Granted in Last Fiscal Year

   The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 1996 to the Company's executive officers named in the Summary Compensation Table:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants
------------------------------------------------------------------------------
                             % of
                  Number     Total                           Potential
                  of         Options                         Realizable Value
                  Securities Granted                         at Assumed Annual
                  Underlying to                              Rates of Stock
                  Options    Employees                       Price Appreciation
                             in         Exercise             for Option Term(1)
Name              Granted    Fiscal     Price      Expiration   5%($)     10%($)
                      #(2)   Year      ($/sh)(3)(4)   Date

Richard S. Ressler    None       N/A        N/A        N/A      N/A       N/A
George G. Bayz....   78,750      20.7%      $9.75   5/21/06  $482,873 $1,223,695
Lewis H. Stanton..     None      N/A        N/A        N/A      N/A       N/A
W. Brian Kretzmer    15,000       3.9        9.75   5/21/06    91,975   233,085
Stanley P. Witkow.   15,000       3.9        9.75   5/21/06    91,975   233,085

   ----------

(1)Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not represent an estimate by the Company of future stock price growth.

(2)All stock options  granted have ten year terms and are generally  exercisable
   (a) with respect to 33-1/3% of the shares covered thereby on the anniversary of the date of grant, with full vesting occurring three years following the date of grant, or (b) as to 100% of the grant on the third anniversary of the date of grant. See "--Employment Contracts and Change of Control Agreements" for provisions regarding acceleration of the vesting of options under certain circumstances.

(3)Options were granted at an exercise price equal to the fair market value of the NASDAQ Electronic Bulletin Board and, after the Common Stock was listed on the American Stock Exchange (the "AMEX"), on the AMEX.

(4)The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already-owned shares or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values


   No options were exercised by any of the executive officers during the year ended December 31, 1996. The value of the options held at the end of the year are set forth in the following table:





                 VALUE OF UNEXERCISED STOCK OPTIONS AT END OF YEAR


                              Number of Securities       Value of Unexercised
                             Underlying Unexercised      In-the-Money Options
Name                       Options at Fiscal Year-End     at Fiscal Year-End
                                       (#)                      ($)(1)
                            Exercisable/Unexercisable Exercisable/Unexercisable

Richard S. Ressler (2)..     625,000              0     $2,914,063      N/A

George G. Bayz..........      31,249        141,251       143,615   $ 287,244
Lewis H. Stanton........         N/A            N/A           N/A         N/A
W. Brian Kretzmer.......      20,833         56,667       102,342     204,689
Stanley P. Witkow.......      20,833         56,667       102,342     204,689

(1) Market value of underlying securities at fiscal year end ($6.52 per share), minus the exercise price.
(2) Represents Mr. Ressler's warrant to purchase up to 625,000 shares of Common Stock at $1.90 per share


Employment Contracts and Change of Control Arrangements


   The Company currently has no employment contracts with any of the Company's executive officers named in the Summary Compensation Table above (but it does have a consulting agreement with Orchard Capital Corporation which supplies the services of Richard S. Ressler, its Chairman and Chief Executive Officer. See "--Certain Transactions with Management"). The Company's 1993 Employee Stock Option Plan provides that upon a change of control all options granted pursuant to the plan shall become immediately exercisable in full.


Certain Transactions with Management


   The services of Richard S. Ressler, Chairman of the Company, are provided pursuant to an agreement with Orchard Capital Corporation ("Orchard"), which is his employer. Pursuant to that agreement (which expires in August 1997), Orchard agreed to provide Mr. Ressler's services on a non-exclusive basis. Orchard is paid $24,000 per month during the term of the agreement. Additionally, Orchard has been granted warrants (which Orchard immediately transferred to Mr. Ressler) to purchase up to 625,000 and 50,000 shares of the Company's Common Stock at $1.90 and $7.50 per share, respectively. The warrants are currently exercisable as to all shares. The Warrant to purchase 625,000 shares expires August 14, 1999 and the Warrant to purchase 50,000 shares expires March 5, 2002.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

General

      From April 12, 1993 to January 27, 1994, the Company conducted its corporate governance and business affairs, including matters relating to executive compensation, subject to the supervision and approval of the United States Bankruptcy Court in connection with the Company's bankruptcy proceedings under Chapter 11 of the Bankruptcy Act. The policy of the Company regarding the compensation of its executive officers, which was disclosed in the First Amended Disclosure Statement dated as of October 19, 1993, was to maintain a total compensation program which would retain the services of key executives and (a) assure the availability of their skills for the benefit of the Company, (b) secure to the Company freedom from competition by such persons within reasonable and lawful limits and (c) provide appropriate base compensation, benefits and financial incentives through bonus, severance and other employment-related programs.

Since emerging from bankruptcy proceedings, the Compensation Committee of the Board of Directors recommends, subject to the Board's approval, executive compensation, including the compensation of the Chairman and the Chief Executive Officer. The Compensation Committee or the Board of Directors determines and approves stock option grants for all employees, including the Chief Executive Officer. The Committee currently comprises two independent, non-employee directors, and one director, whose services are provided pursuant to a consulting agreement with his employer (see "Executive Compensation--Certain Transactions with Management").

      Compensation Philosophy

      The Company operates in the highly competitive and rapidly changing high technology industry. The goals of the Company's compensation program are to align compensation with the Company's overall business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to its long-term success. The Committee also seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment.

      Compensation Components

      Compensation for the Company's executive officers generally consists of salary, annual incentive and stock option awards. The Committee assesses past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

      Salary. The salaries of the executive officers, other than the Chairman, are determined annually by the Compensation Committee with reference to salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

      Annual Incentive. The Committee annually reviews and approves an executive compensation plan. A target, expressed as a percentage of salary, is established for each officer, based on the scope of his or her responsibility. For 1996, the targets for executive officers ranged from 30% to 50% of salary. The actual payment is computed as a percentage of that target based on the Company's performance in achieving specified objectives, and the individual performance of executives. No incentive compensation was paid (or accrued) pursuant to the plan based on 1996 performance.

      Stock Options. Stock option awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually over a three-year period or as to 100% of the grant on the third anniversary of the grant) to retain executives and encourage sustained contributions. The exercise price of options is the market price on the date of grant.

      The Company is subject to Section 162(m) of the Internal Revenue Code, adopted in 1993, which limits the deductibility of certain compensation payments to its officers. The Company does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Company does not currently have any non-deductible compensation plans. The Company believes that any compensation expense incurred in connection with the exercise of stock options granted under its 1993 Employee Stock Option Plan will continue to be deductible as performance-based compensation.

Compensation of Chairman and Former Chief Executive Officer

      Mr. Ressler's services as Chairman (and formerly as Chief Executive Officer) have been provided pursuant to a consulting agreement dated August 15, 1994 (amended as of August 16, 1996 with Orchard Capital Corporation, Mr. Ressler's employer. Pursuant to that agreement, Orchard was paid $20,000 per month up through and including August 15, 1996 and is currently paid $24,000 per month, for Mr. Ressler's services. Finally, in March 1997, Orchard was issued a warrant to purchase up to 50,000 shares of Common Stock at $7.50 (which it immediately transferred to Mr. Ressler). The warrant is fully exercisable.

      In evaluating the compensation paid to Orchard pursuant to the consulting agreement and the amendment thereto, the Compensation Committee commissioned an independent compensation consulting organization which considered, among other things, compensation for senior executives in turn-around companies and concluded that the compensation arrangements were fair and reasonable and in the best interests of the Company.

      Other than reimbursement for reasonable expenses incurred in connection with the services it renders to the Company, neither Orchard nor Mr. Ressler receive any other compensation from the Company and Mr. Ressler does not participate in the Company's stock option plans.

      Respectfully submitted,

            Alan A. Gleicher, Chairman
            Richard S. Ressler
            Morton O. Schapiro

Compliance with Section 16(a) of the Exchange Act


   Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") requires the Company's officers (as defined in Rule 16a-1(f), directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 1996.


                                PERFORMANCE GRAPH


   Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the S&P 500 Index and the S&P Computer Systems Index for the period commencing April 1, 1994 (the month during which the Company first issued shares of its new Common Stock pursuant to its Chapter 11 Plan of Reorganization) and ending December 31, 1996. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 as amended (the "Securities Act") or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.




                                        Cumulative Total Return
                                    ---------------------------------
                                    4/08/94  12/94     12/95   12/96
                                    ---------------------------------
MAI SYSTEMS CORPORATION      NOW       100    1176     3971     3860

S & P 500                    I500      100    105      145      178

S&P COMPUTERS                ICSF      100    120      169      262
 (Software & Services)

* Assumes $100 invested on April 8, 1994 in stock or on March 31, 1994 in the respective index--including reinvestment of dividends. Fiscal year ending December 31.

                                  PROPOSAL II


        AMENDMENT TO AMENDED AND RESTATED CERTIFIFICATE OF INCORPORATION


General


   The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") does not currently authorize the issuance by the Company of any shares of preferred stock. On March 6, 1997, the Board of Directors approved a proposed amendment to the Company's Certificate of Incorporation which, if approved by the stockholders, would create and authorize 1,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock"), of the Company. The text of the proposed Articles Fourth and Fifth to the Certificate of Incorporation is set out in Appendix A.


   The proposed creation and authorization of Preferred Stock has been recommended by the Board to assure that an adequate supply of authorized and unissued shares of Preferred Stock is available for general corporate needs. The availability of shares of Preferred Stock for issue without the delay and expense of obtaining the approval of stockholders at a special meeting will afford the Company greater flexibility in taking corporate action.


   The newly authorized Preferred Stock may be used by the Company for any proper corporate purpose. Such purposes might include, without limitation, issuance as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties, or issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations. There are no transactions presently under review by the Board which contemplate the issuance of Preferred Stock by the Company.


   If approved by the stockholders, the Preferred Stock will be available for issue from time to time for such purposes and consideration as the Board may approve and no further vote of the stockholders of the Company will be required, except as required under the Delaware General Corporation Law or the rules of any national securities exchange or quotation system, such as the American Stock Exchange, on which shares of the Company are at the time listed or quoted.

   The Board would authorize the Company's Certificate of Incorporation, as amended, without the necessity of further action or authorization by the Company's stockholders, except as provided under the Delaware General Corporation Law or the rules of any national securities exchange or quotation system on which the shares of the Company are at the time listed or quoted, to issue Preferred Stock from time to time in one or more series or classes, and to fix by resolution the designations, relative rights, preferences and limitations of each such series or class. Each series or class of Preferred Stock could, as determined by the Board at the time of issuance, rank with respect to dividends, sinking fund provisions and conversion, voting, redemption and liquidation rights, senior to the Common Stock.


   It is not possible to state the precise effects of the authorization of shares of Preferred Stock upon the rights of the holders of the Company's Common Stock until the Board determines the respective preferences, limitations and relative rights of the holders of each class or series of the Preferred Stock. However, such effects might include: (a) reduction of the amount otherwise available for payment of dividends on the Common Stock; (b) restrictions on dividends on the Common Stock; (c) dilution of the voting power of the Common Stock to the extent that the Preferred Stock had voting rights; (d) conversion rights of the Preferred Stock into Common Stock at such prices as the Board determines, which could include issuance at below the fair market value or original issue price of the Common Stock; and (e) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation or until satisfaction of any liquidation preference granted to holders of the Preferred Stock.



   Although the Board would authorize the issuance of Preferred Stock based on its judgment as to the best interests of the Company and its stockholders, the issuance of authorized Preferred Stock could have the effect of diluting the voting power per share and could have the effect of diluting the book value per share of the outstanding Common Stock. In addition, the issuance of shares of Preferred Stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest and thus potentially have an "anti-takeover" effect, especially if Preferred Stock were issued in response to a potential takeover. In addition, additional issuances of authorized Preferred Stock can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges, intended to make acquisition of the Company more difficult or more costly. Such an issuance would deter the types of transactions that may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.


   The affirmative vote of holders of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting is required to adopt the proposed amendment to the Company's Certificate of Incorporation creating and authorizing a class of Preferred Stock of the Company. If the amendment is not approved by the stockholders, the Company will have no Preferred Stock authorized. With respect to the proposal to amend the Company's Certificate of Incorporation to create shares of Preferred Stock, all shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR the proposal to amend the Company's Certificate of Incorporation to create shares of Preferred Stock.


MANAGEMENT RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.


                                  PROPOSAL III


                   AMENDMENTS TO 1993 EMPLOYEE STOCK OPTION PLAN


GENERAL


            At the Annual Meeting, the stockholders are being asked to approve an amendment to the Company's 1993 Employee Stock Option Plan (the "1993 Option Plan"), in order to increase the number of shares reserved for issuance thereunder to 1,250,000 shares of Common Stock, to limit the issuance of non-qualified stock options at less than fair market value only in consideration of reasonable reduction regular or bonus compensation and to limit the authority of the Board of Directors or its committees to reprice out-of-the money options. Currently the 1993 Option Plan provides for the reservation of 1,000,000 shares for issuance pursuant to options granted under the 1993 Stock Option Plan. The text of the proposed amendments is set out in Appendix B.

     At the Record Date, 25,214 shares of Common Stock were available for issuance under the 1993 Option Plan (exclusive of the increase in shares subject to stockholder approval at this Annual Meeting). In addition, at the Record Date, options to purchase 859,625 were outstanding and 115,161 had been purchased pursuant to the exercise of options granted under the 1993 Option Plan at an average exercise price per share of $1.84.


   The 1993 Option Plan is structured to allow the Board of Directors, the Compensation Committee or other authorized committee designated by the Board of Directors broad discretion in determining the participants and the extent of their participation in the 1993 Option Plan for the purposes of attracting, retaining and motivating the best available talent for the successful conduct of the Company's business. The Board of Directors believes the remaining shares under the 1993 Option Plan may be insufficient to accomplish these purposes. Therefore, the Board is proposing the increase to the shares reserved under the 1993 Option Plan discussed herein.


 SUMMARY OF THE 1993 OPTION PLAN


   The essential features of the 1993 Option Plan are outlined below.


   PURPOSE


   The purposes of the 1993 Option Plan are to advance the interests of the Company and its stockholders by providing significant incentives to selected officers and key employees of the Company who contribute and are expected to contribute to the success of the Company.


   ELIGIBILITY


   Key employees whom the Board of Directors, the Compensation Committee or other committee designated by the Board of Directors to administer the 1993 Option Plan deems to be of special importance to the growth and success of the Company are eligible participants in the plan. Non-employees may not participate in the 1993 Option Plan.


   ADMINISTRATION


   The 1993 Option Plan is administered by the Board of Directors, the Compensation Committee or such other committee (which are collectively referred to herein as the "Committee") as may be appointed by the Board of Directors of the Company, which committee shall consist of not less than two members, all of whom are members of the Board of Directors and "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1994, as amended. Members of the Committee shall not be eligible to participate in the Plan. The Committee shall have full and final authority (i) to interpret the 1993 Option Plan and option agreements promulgated thereunder; (ii) establish rules and regulations concerning the 1993 Option Plan, (iii) make all determinations necessary or advisable for the administration of the 1993 Option Plan; and (iv) correct defects or inconsistencies between any option agreements and the 1993 Option Plan. Committee members receive no additional compensation for their services in connection with the 1993 Option Plan, but do receive the fee of $1,000 for every Compensation Committee meeting they attend. See "Election of Directors--Director Compensation."



   OPTIONS

   The 1993 Option Plan permits the granting of non-transferable options that either are intended to qualify as incentive stock options ("ISOs") or are not intended to so qualify ("NSOs").

   The exercise price of each ISO may not be less than the higher of the par value or 100% of the fair market value of the shares of Common Stock subject to the option on the date the option is granted. The exercise price of each NSO shall be the amount determined by the Committee, provided that such amount shall not be less than the higher of par value or 85% of the fair market value of the shares of Common Stock subject to the option on the date the option is granted.

If the proposed amendment to the 1993 Option Plan is adopted, no options will be granted at less than 100% of the fair market value of the shares on the date of grant unless price reduction is specifically in consideration for a reasonable reduction in such optionee's regular or bonus compensation. To date the Company has granted only NSO's and the Company has not granted Options at exercise prices less than fair market value on the date of grant.

   No ISO may be granted to any holder of ten percent or more of the total combined voting power of all classes of stock of the Company unless at the time of the grant of such option, the exercise price is equal to or greater than 110% of the fair market value of the shares of Common Stock subject to the option.

   To the extent that the aggregate fair market value of the Common Stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options shall be treated as NSOs.
   The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant (or five years in the case of optionees who own 10% or more of the Common Stock).

   The exercise price of options granted under the 1993 Option Plan, including applicable withholding, must be paid in full by cash, certified check or Common Stock with a fair market value on the exercise date equal to the aggregate exercise price of the options. The Committee has authorized as payment the delivery of a properly executed exercise notice and irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price. The Committee may also authorize payment by any combination of the foregoing methods.

   Under the 1993 Option Plan, in the event of termination of an optionee's employment other than for cause, an option must be exercised within three months following termination of employment or the date of expiration of the option, whichever occurs first, unless the option agreement provides otherwise. In the event an optionee dies while he is an employee of the Company or during the three-month period following his termination, the period within which the option must be exercised is one year from the date of death, unless the option agreement provides otherwise. In the event of termination for cause, any option theretofor granted to such employee shall expire and cease to be exercisable on the date notice of such termination is delivered to the optionee.

   Options granted pursuant to the 1993 Stock Option Plan become immediately exercisable without any further action upon the occurrence of a "change of control" as that term is defined in the plan.

   The granting of options under the 1993 Option Plan by the Committee is subjective and is dependent upon, among other things, an employee's individual performance. Therefore, future option grants to executive officers or employees under the 1993 Option Plan are not determinable. See"--Participation in the 1993 Option Plan."

   ADJUSTMENTS FOR STOCK DIVIDENDS, MERGERS AND OTHER EVENTS

   The Committee is authorized to make appropriate adjustments in connection with outstanding awards under the 1993 Option Plan to reflect stock dividends, stock splits and similar events.

   AMENDMENT AND TERMINATION
   The Board may amend, alter, or discontinue the 1993 Option Plan at any time, but such amendment, alteration or discontinuation shall not adversely affect any option then outstanding without the participant's consent. Subject to the specific terms of the 1993 Option Plan described above, the Committee may accelerate any award or option or waive any conditions or restrictions pertaining to such award or option at any time.

   In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act or Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (or any other applicable law or regulation), the Company shall obtain stockholder approval of any 1993 Option Plan amendment in such a manner and to such a degree as required.


CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION


   The following is only a brief summary of the effect of federal income taxation upon the recipient and the Company under the 1993 Option Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside the United States in which an optionee may reside.

   INCENTIVE STOCK OPTIONS


   If an option granted under the 1993 Option plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after the grant of the ISO and one year after the exercise by the optionee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee subject to reasonableness. Any gain (or loss) recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as a capital gain (or loss).


   NON-STATUTORY STOCK OPTIONS


   All options that do not qualify as ISOs are taxed as NSOs. An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon the exercise of an NSO, the optionee will recognize ordinary income measured by the excess of the then fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of the Company will be subject to withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an NSO, subject to reasonableness.


PARTICIPATION IN THE 1993 OPTION PLAN


   The grant of options under the 1993 Option Plan to employees is subject to the discretion of the Committee. As of the date of this proxy statement, there has been no determination by the Board with respect to future awards under the 1993 Option Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1993 Option Plan. The following table sets forth information with respect to the grant of options to the Named Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year:



                                  PLAN BENEFITS
                                1993 OPTION PLAN

                                       SECURITIES       WEIGHTED AVERAGE
      NAME OF INDIVIDUAL               UNDERLYING       EXERCISE PRICE
                                   OPTIONS GRANTED (#)  PER SHARE ($/SH)

      Richard S. Ressler                   N/A                N/A
        Chairman     and     Chief
        Executive Officer

      George G. Bayz                    172,500               $5.52
        President     and    Chief
        Operating Officer

     Lewis H. Stanton                     N/A                N/A
        Executive  Vice  President
        and  Chief  Operating  and
        Financial Officer

     W. Brian Kretzmer                  77,500                3.22
         (Former)  Vice  President
         and    Chief    Financial
         Officer,  (current)  Vice
         President,       Business
         Development

     Stanley P. Witkow                  77,500                3.22
        Vice President,  Corporate
        and Legal Affairs

     All    current     executive      327,500                3.99
        officers  as  a  group  (4
        officers)

     All  other  employees  as  a      603,793                4.90
        group



REQUIRED VOTE AND RECOMMENDATION


   Amendment of the 1993 Option Plan, as described above, requires the affirmative vote of the holders of not less than a majority of the Votes Cast under Delaware Law. Votes against the proposal will be counted only for the purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. An abstention will have the same effect as a vote against Proposal
III. Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted as a Vote Cast.

   MANAGEMENT  RECOMMENDS  A VOTE "FOR" THE  AMENDMENT  TO THE 1993 STOCK OPTION
PLAN.


                   NOTICE OF APPOINTMENT OF INDEPENDENT AUDITORS


   The Board of Directors has selected KPMG Peat Marwick , LLP, independent auditors, to audit the consolidated financial statements for the fiscal year ending December 31, 1997. KPMG Peat Marwick has served as the Company's
independent  auditors  since  the  Company's   inception.   Notwithstanding  the
selection, the Board, in its discretion, may direct appointment of new independent auditors at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions.



                                 OTHER MATTERS


   The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.



                                             THE BOARD OF DIRECTORS



Dated:  April __, 1997

MAI Systems Corporation
9601 Jeronimo Road, Irvine, California 92618
























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